James C. Mastandrea

April 27, 2022

Board of Trustees of Whitestone REIT
c/o Mr. David Taylor Via email:
Chairman of the Board of Trustees Whitestone REIT
2600 S. Gessner Rd., Suite 500
Houston, Texas 77063
Via email

Re: Resignation as Trustee Dear David:
I have reviewed the Company’s statement with respect to my reasons for resignation as filed on Form 8K on April 22,2022.

I disagree with the Company’s characterization of the statements in my letter as mischaracterizations and inaccurate, and I stand by all statements made in my letter of resignation and the factual basis for those statements.

In particular, it is a fact that the Company filed a Form 4, in my name, on January 20, 2022, reporting the forfeiture of certain restricted stock units by me, and this Form 4 was not shared with me in advance of the filing. The Company did this while fully aware that I planned to contest the Company’s decision to terminate me for cause, which was the grounds stated for the forfeiture.

Further, it is a fact that the Company filed its annual report on Form 10K seeming to indicate that I had signed the form 10K, when in fact I had not been provided a copy of the report in advance nor had I been asked to sign the report.

Sincerely,
James A. Mastandrea

Cc:    Ms. Amanda Sonneborn Mr. Thomas Ajamie